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SCHEDULE 13G                                                       PAGE 1 OF 5

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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                                Lantronix, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   516548 10 4
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/01
------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]     Rule 13d-1(b)

[_]     Rule 13d-1(c)

[X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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----------------------                                     -------------------
CUSIP NO.  516548 10 4            SCHEDULE 13G                 PAGE 2 OF 5
----------------------                                     -------------------
------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      W. Brad Freeburg
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

      (a) [_]

      (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY
------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
------------------------------------------------------------------------------
     NUMBER OF       5    SOLE VOTING POWER

      SHARES              60,000
                   -----------------------------------------------------------
   BENEFICIALLY      6    SHARED VOTING POWER

     OWNED BY             N/A
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             60,000
                   -----------------------------------------------------------
      PERSON         8    SHARED DISPOSITIVE POWER

       WITH               N/A
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      60,000
------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
      N/A
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.1%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      (IN)
------------------------------------------------------------------------------

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                                                           -------------------
                                SCHEDULE 13G                   PAGE 3 OF 5
                                                           -------------------


Item 1.

     (a)  Name of Issuer:  Lantronix, Inc.

     (b)  Address of Issuer's Principal Executive Offices:
                15353 Barranca Parkway
                Irvine, CA  92618
Item 2.

     (a)  Name of Person Filing:  W. Brad Freeburg

     (b)  Address of Principal Business Office or, if none, Residence:
                390 Hayrake Lane, Bozenan, MT 59715

     (c)  Citizenship: United States of America

     (d)  Title of Class of Securities: Common Stock

     (e)  CUSIP Number: 516548 10 4

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)  [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [_] An investment advisor in accordance with
          (S)240.13d-1(b)(1)(ii)(E);

     (f)  [_] An employee benefit plan or endowment fund in accordance with
          (S)240.13d-1(b)(1)(ii)(F);

     (g)  [_] A parent holding company or control person in accordance with
          (S)240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_] Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owed:  60,000
                                     -----------------------------------------

     (b)  Percent of class:  0.1%, based on 52,462,089 outstanding shares of
                             -------------------------------------------------
          Common Stock of the Issuer as of December  31, 2001.
          --------------------------------------------------------------------

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote  60,000
                                                          --------------------

          (ii)  Shared power to vote or to direct the vote  N/A
                                                            ------------------

          (iii) Sole power to dispose or to direct the disposition of 60,000
                                                                      --------

          (iv)  Shared power to dispose or to direct the disposition of  N/A
                                                                         -----

Instruction. For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d3(d)(1).

                                                           -------------------
                                SCHEDULE 13G                   PAGE 4 OF 5
                                                           -------------------




Item 5.  Ownership of Five Percent or Less of a Class  [X]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not Applicable.

Item 8.  Identification and Classification of Members of the Group

Not Applicable.

Item 9.  Notice of Dissolution of Group

Not Applicable.

Item 10. Certification

Not Applicable.

                                                           -------------------
                                  SCHEDULE 13G                   PAGE 5 OF 5
                                                           -------------------

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              February 12, 2002
                                 ---------------------------------------------
                                                     Date

                                           /s/  W. Brad Freeburg
                                 ---------------------------------------------
                                                   Signature


                                               W. Brad Freeburg
                                 ---------------------------------------------
                                                  Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S)240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)